Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-122934 on Form S-8 of our report dated February 28, 2008 relating to the financial statements and internal control over financial reporting of Wright Express Corporation (which report expressed an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 48 in 2007, Statements of Financial Accounting Standards No. 123(R) in 2005, and presence of related party transactions), appearing in this Annual Report on Form 10-K of Wright Express Corporation for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 28, 2008